MINERAL PROPERTY OPTION AGREEMENT

THIS AGREEMENT is made as of the _____ day of April, 2004

BETWEEN:

ISKUT NORTH SYNDICATE, a syndicate formed to explore for and acquire properties in northern British Columbia with an address at 502 – 455 Granville Street, Vancouver, B.C. V6C 1V2 and which is represented by its duly authorized Directors who have executed this Agreement

(the "Optionor")

OF THE FIRST PART

AND:

AMARC RESOURCES LTD., a company duly incorporated pursuant to the laws of the Province of British Columbia and having its registered and business office situated at 1020 – 800 West Pender Street, Vancouver, British Columbia, V6C 2V6

(the "Optionee")

OF THE SECOND PART

WHEREAS:

(A)               The Optionor is the recorded and beneficial owner of an undivided 100% interest in certain mineral claims situated in the Atlin and Liard Mining Districts, in the Province of British Columbia to be known as the Wolverine group of mineral claims, as detailed in the specific description of the mineral claims attached hereto as Schedule "A" (herein called the "Property");

(B)               The Optionor has agreed to grant an exclusive option to the Optionee to acquire all the interest of the Optionor in and to the Property, subject to the Royalty herein provided for, by paying certain consideration on the terms and conditions herein provided;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the Optionee's agreement to seek TSX Venture Exchange acceptance for this Agreement and for other good and valuable consideration, the receipt and sufficiency whereof is by the Optionor hereby acknowledged, the parties agree as follows:

PART 1

DEFINITIONS

1.1               In this Agreement, except as otherwise expressly provided or as the context otherwise requires,

(a)              "Area of Common Interest" means the area lying within the attached Schedule A, defined at the corners by the following UTM NAD 83 Zone 9 coordinates 336000 E/ 6450000 N; 348000 E/ 6436000 N; 336000 E/ 6436000 N; and 348000 E/ 6450000 N.

(b)               "Commencement of Commercial Production" means

(i)               if a concentrator is located on the Property, the last day of a period of 40 consecutive days in which, for not less than 30 days, such concentrator processed ore from the Property at 60% of its rated concentrating capacity, or

(ii)              if no concentrator is located on the Property, the last day of the first period of 30 consecutive days during which ore has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues, but no period of time during which ore or concentrate is shipped from the Property for testing purposes, and no period of time during which milling operations are undertaken as initial tune-up, will be taken into account in determining the date of Commencement of Commercial Production,

(c)               "Effective Date" means the date upon which the TSX Venture Exchange grants to the Optionee its acceptance respecting this Agreement subject to §4.5;

(d)               "Option" means the exclusive right herein granted by the Optionor to the Optionee to permit the Optionee to acquire all right, title and interest of the Optionor to and in the Property as provided in Part 4,

(e)              "Option Period" means the period during the term of this Agreement from the date hereof to and including the earliest of

(i)               the date of exercise of the Option,

(ii)              the fourth anniversary of the Effective Date, and

(iii)             the termination hereof pursuant to Part 18,

(f)              "Property" means the two mineral claims described in Schedule A (the "Original Property") as they may be augmented pursuant to Part 19 (such augmenting claims or interests being herein the "Additional Property") or reduced under Part 14, and all mining leases and other mining interests derived from any such claims, and a reference herein to a mineral claim comprised in the Property includes any mineral leases or other interests into which such mineral claim may have been converted and Property includes all Property Rights,

(g)              "Property Rights" means all licenses, permits, easements, rights-of-way, surface or water rights and other rights, approvals obtained by either of the parties either before or after the date of this Agreement and necessary or desirable for the development of the Property, or for the purpose of placing the Property into production or continuing production therefrom,

(h)              "Royalty" means a 2% royalty on net smelter returns on production from the Original Property (and 1% on any Additional Property) which royalty may become from time to time payable to the Optionor hereunder pursuant to Part 11 upon Commencement of Commercial Production as such Royalty is more particularly defined in Schedule C, and

(i)               "Schedules" means the documents attached hereto as follows:

(i)               Schedule A – Mineral Claims comprising the Property and Area of Interest;

(ii)              Schedule B – Form of Escrow Agreement; and

(iii)             Schedule C – Net Smelter Returns Royalty.

PART 2

REPRESENTATIONS, WARRANTIES AND COVENANTS OF OPTIONOR

2.1              The Optionor represents and warrants to the Optionee that

(a)               it is duly and legally formed and it is exclusively legally entitled to hold the Property and all mineral claims comprised therein, and all Property Rights held by it and will remain so entitled until all interests of the Optionor in the Property (other than the Royalty) have been duly transferred to the Optionee as contemplated hereby or this Option has terminated,

(b)               it is, and will be at the time of transfer to the Optionee of mineral claims comprising the Property, the recorded holder and beneficial owner of all of the mineral claims comprising the Property free and clear of all liens, charges and claims of others and no taxes or rentals are due in respect of any thereof and to his knowledge and belief; the mineral claims comprised in the Property have been duly and validly located and recorded pursuant to the Mineral Tenure Act (British Columbia), and, except as specified in Schedule A and accepted by the Optionee, are in good standing in the office of the Mining Recorder on the date hereof and until the dates set opposite the respective names thereof in Schedule A,

(c)              there is no adverse claim or challenge against or to the ownership of or title to any of the mineral claims comprising the Property, nor to the knowledge of the Optionor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person other than the Optionor, pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from any of the mineral claims comprising the Property, and

(d)              no third party consent of any kind is required by the Optionor to enter into this Agreement and grant the Option contemplated hereby.

2.2              The representations and warranties contained in §2.1 are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in §2.1 will survive the execution hereof and continue throughout the Option Period.

2.3              The Optionor warrants that throughout the term of this Agreement that:

(a)              the Optionor will maintain the Syndicate's legal status and will not permit any dispute among Syndicate members to adversely affect the Optionee or the Property in any way;

(b)               will not alter the directors of the Syndicate without the consent of the Optionee, not to be unreasonably withheld;

(c)              the Syndicate will maintain accurate records of its members and indemnify and hold harmless the Optionee from any claims in respect of the formation or functioning of the Syndicate.

PART 3

REPRESENTATIONS AND WARRANTIES OF OPTIONEE

3.1               The Optionee represents and warrants to the Optionor that

(a)               it has been duly incorporated and validly exists as a corporation in good standing under the laws of British Columbia and is authorized to hold mineral claims in the Province of British Columbia, and

(b)              neither the execution and delivery of this Agreement by the Optionee nor the performance by the Optionee of its obligations hereunder conflicts with the Optionee's constating documents or any agreement to which it is bound.

3.2              The representations and warranties contained in §3.1 are provided for the exclusive benefit of the Optionor and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in §3.1 will survive the execution hereof and continue throughout the Option Period.

PART 4

GRANT AND EXERCISE OF OPTION

4.1              The Optionor hereby grants to the Optionee the sole and exclusive right and option, subject to the terms of this Agreement, to purchase the Property free and clear of all charges, encumbrances (except the Royalty) by paying $225,000 and issuing 450,000 common shares in its capital on or before the times set forth in §4.2.

4.2               In order to exercise the Option, the Optionee must pay to the Optionor the consideration in this §4.2 by the dates indicated therein:

(a)               $15,000 and 30,000 shares on the Effective Date;

(b)              a further $20,000 and 60,000 shares on or before the first anniversary of the Effective Date;

(c)              a further $30,000 and 90,000 shares on or before the second anniversary of the Effective Date;

(d)              a further $60,000 and 100,000 shares on or before the third anniversary of the Effective Date; and

(e)              a further $100,000 and 170,000 shares on or before the fourth anniversary of the Effective Date.

4.3              The amounts due pursuant to §4.2 may be extended for up to 45 days from the stated dates in order to accommodate any necessary further TSX Venture Exchange acceptances to further share issuances.

4.4              The Optionor acknowledges that each share certificate shall have imprinted thereon a legend restricting transfer in Canada for four months plus one day from the date of its issuance.

4.5              If the Effective Date has not occurred within 45 days of the date of execution hereof, then either party may terminate this Option Agreement without liability by notice to the other party.

4.6              All payments of cash and shares shall be made by the Optionee by way of cheques and certificates made out in the names of the Syndicate members directly. It shall be the obligation of the Optionor to provide the Optionee with a list, certified by two of its directors, of the names and addresses of the Syndicate members at least 10 days prior to any due date for a payment in §4.2 and at any time on request made by the Optionee if an accelerated payment is to be made.

PART 5

ASSIGNMENT OF OPTION

5.1              The Optionee may assign all or part of its obligations under this Option Agreement to any third party (the "Assignee") without consent of the Optionor (but upon notice) providing the transferee agrees to execute an acknowledgement to be bound by the terms hereof insofar as the Optionor's rights hereunder are concerned.

PART 6

EXERCISE OF OPTION

6.1              The Optionee may in its sole discretion at any time accelerate the payment of the amounts required by §4.2 to exercise the Option and thereby acquire the Property.

6.2              If and when the Option has been exercised, a 100% right, title and interest in and to the Property will vest in the Optionee free and clear of all charges, encumbrances and claims, save and except for the Royalty.

PART 7

RIGHT OF ENTRY

7.1              Throughout the Option Period, the Directors and Officers of the Optionee and its servants, agents and independent contractors, will have the sole and exclusive right in respect of the Property to

(a)              enter thereon,

(b)              have exclusive and quiet possession thereof,

(c)              do such prospecting, exploration, development and/or other mining work thereon and thereunder as the Optionee in its sole discretion may determine advisable,

(d)              bring upon and erect upon the Property buildings, plant, machinery and equipment as the Optionee may deem advisable, and

(e)              remove therefrom and dispose of reasonable quantities of ores, mineral and metals for the purpose of obtaining assays or making other tests.

PART 8

ESCROW OF PROPERTY CONVEYANCE DOCUMENTS

8.1              Concurrently with the execution hereof, the Optionor will deliver to the Escrow Agent referred to in Schedule B, duly executed and registerable transfers of the Property in favour of the Optionee.

8.2              The Optionee will be entitled to record a notice of the existence of this Option in the applicable mining recorder's office.

PART 9

OBLIGATIONS OF OPTIONEE DURING OPTION PERIOD

9.1              During the Option Period the Optionee will

(a)              maintain in good standing those mineral claims comprised in the Property that are in good standing on the date hereof by the doing and filing of the maximum available assessment work credits on the Original Property or by making of payments in lieu of the minimum requirements, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all liens and other charges arising from the Optionee's activities thereon except those at the time contested in good faith by the Optionee,

(b)              permit the directors, officers, employees and designated consultants of the Optionor, at their own risk, access to the Property at all reasonable times subject always to Part 16, and providing the Optionor agrees to indemnify the Optionee against and to save the Optionee harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of the Optionor while on the Property,

(c)              deliver to the Optionor on or before six months of each anniversary hereof, a report (including up-to-date maps if there are any) describing the results of work done in the last completed calendar year, together with reasonable details of Preproduction Expenditures made,

(d)              do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority and file for all available credits, and

(e)              indemnify and save the Optionor harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Optionee's activities on the Property and, without limiting the generality of the foregoing will, during the currency of this Agreement, carry not less than $1 million in third party liability insurance in respect of its operations on the Property for the benefit of the Optionee and the Optionor as their interests appear; provided that the Optionee will incur no obligation thereunder in respect of claims arising or damages suffered after termination of the Option if upon termination of the Option any workings on or improvements to the Property made by the Optionee are left in a safe condition.

PART 10

TERMINATION OF OPTION

10.1             If the Option is terminated otherwise than upon the exercise thereof pursuant to Part 4, the Optionee will

(a)              leave in good standing for a period of at least one year from the termination of the Option Period those mineral claims comprised in the Original Property that are in good standing on the date hereof and any other mineral claims comprised in the Property that the Optionee receives in good standing after the date hereof (and at least one month for any Additional Property), and

(b)              deliver at no cost to the Optionor within 90 days of such termination copies of all reports, maps, assay results and other relevant technical data compiled by or in the possession of the Optionee with respect to the Property and not theretofore furnished to the Optionor.

10.2             Notwithstanding termination of the Option, the Optionee will have the right, within a period of 90 days following the end of the Option Period, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Optionee, and any such property not removed within such 90-day period will thereafter become the property of the Optionor.

PART 11

ROYALTY

11.1             The Optionor hereby retains a Royalty in the Property equal to one (2%) percent of Net Smelter Returns received from production on the Original Property and 1% on any Additional Property and as calculated pursuant to Schedule C.

11.2             The Optionor further grants the Optionee the right to purchase either 50% or 100% of the Royalty on the basis of $1 million per each 1% of Royalty. The Optionee must elect to complete any purchase of the Royalty within 120 days of the Commencement of Commercial Production and give notice of such intention at least 10 days prior to that date. Where the Royalty is applicable to both the Original Property and Additional Property, the Royalty purchase price will be appropriately pro-rated and for greater certainty the maximum purchase price for 100% of the Royalty will be $2 million in any event.

PART 12

TRANSFERS

12.1             The Optionee may at any time (and from time to time) either during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that any purchaser, grantee or transferee of any such interest will have first delivered to the Optionor its agreement related to this Agreement and to the Property, containing

(a)              a covenant by such transferee to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by the Optionee and such transferee as joint and several obligors making joint and several covenants, and

(b)              a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this §13.1.

12.2              No assignment by the Optionee of any interest less than its entire interest in this Agreement and in the Property will, as between the Optionee and the Optionor, discharge it from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement (whether to one or more transferees and whether in one or in a number of successive transfers), the Optionee will be deemed to be discharged from all obligations hereunder save and except for the fulfilment of contractual commitments accrued due before the date on which the Optionee will have no further interest in this Agreement.

12.3             If the Optionor

(a)              receives a bona fide offer from an independent third party ("Proposed Purchaser") dealing at arm's length with the Optionor to purchase all or substantially all of its interest in the Property, which offer the Optionor desires to accept, or

(b)              the Optionor intends to sell all or substantially all of its interest in the Option or the Property,

the Optionor will first offer (the "Offer") such interest in writing to the Optionee upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the Optionor, as the case may be.

12.4             The Offer will specify the price and terms and conditions of such sale, the name of the Proposed Purchaser (which term will, in the case of an intended offer by the Optionor, mean the person or persons to whom the Optionor intends to offer its interest) and, if the offer received by the Optionor from the Proposed Purchaser provides for any consideration payable to the Optionor otherwise than in cash, the Offer will include the Optionor good faith estimate of the cash equivalent of the non-cash consideration.

12.5              If within a period of 30 days of the receipt of the Offer the Optionee notifies the Optionor in writing that it will accept the same, the Optionor will be bound to sell such interest to the Optionee (subject as hereinafter provided with respect to price) on the terms and conditions of the Offer.

12.6             If the Offer so accepted by the Optionee contains the Optionor's good faith estimate of the cash equivalent consideration as aforesaid, and if the Optionee disagrees with the Optionor's best estimate, the Optionee will so notify the Optionor at the time of acceptance and the Optionee will, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price.

12.7              If the Optionee so notifies the Optionor, the acceptance by the Optionee will be effective and binding upon the Optionor and the Optionee and the cash equivalent of any such non-cash consideration will be determined by binding arbitration under the Commercial Arbitration Act (British Columbia) and will be payable by the Optionee, subject to prepayment as hereinafter provided, within 10 days following its determination by arbitration.

12.8             The Optionee will in such case pay to the Optionor, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Optionor being sold, the total purchase price which is specified in its notice to the Optionor and such amount will be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration.

12.9             If the Optionee fails to notify the Optionor before the expiration of the time limited therefor that it will purchase the interest offered, the Optionor may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 45 days, provided that the terms of this Part 13 will again apply to such interest if the sale to the Proposed Purchaser is not completed within the said 45 days.

12.10            Any sale hereunder will be conditional upon the delivery by the Proposed Purchaser to the Optionee of a written undertaking, in form and substance satisfactory to counsel for the Optionee, to be bound by the terms and conditions of this Agreement.

PART 13

SURRENDER AND ACQUISITION OF PROPERTY INTERESTS BEFORE TERMINATION OF AGREEMENT

13.1             The Optionee may at any time either before or after the Commencement of Commercial Production, elect to abandon any one or more of the mineral claims comprised in the Property by giving notice to the Optionor of such intention.

13.2             For a period of 30 days after the date of delivery of such notice the Optionor may elect to have any or all of the mineral claims in respect of which such notice has been given transferred to it by delivery of a request therefor to the Optionee, whereupon the Optionee will deliver to the Optionor a quit claim or Bill of Sale or other appropriate Deed or assurance in registrable form transferring such mineral claims to the Optionor.

13.3             Any claims so transferred, if in good standing at the date hereof or if the Optionee causes the same to be placed in good standing after the date hereof, will be in good standing under the Mineral Tenure Act for at least six months from the date of transfer. If the Optionor fails to make request for the transfer of any mineral claims as aforesaid within such 30-day period, the Optionee may then abandon such mineral claim without further notice to the Optionor. Upon any such transfer or abandonment the mineral claims so transferred or abandoned will for all purposes of this Agreement cease to form part of the Property.

PART 14

FORCE MAJEURE

14.1             If the Optionee is at any time either during the Option Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay, provided however that nothing herein will discharge the Optionee from its obligations under §4.2.

14.2             The Optionee will within seven days give notice to the Optionor of each event of force majeure under §15.1 and upon cessation of such event will furnish the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

14.3             After the Commencement of Commercial Production, the Optionee will work, mine and operate the Property during such time or times as the Optionee in its sole judgment considers such operations to be profitable.

14.4             The Optionee may suspend or curtail operations during periods when the products derived from the Property cannot be profitably sold at prevailing prices or if an unreasonable inventory thereof, in the Optionee's sole judgment, has accumulated or would otherwise accumulate.

PART 15

CONFIDENTIAL INFORMATION

15.1             No information furnished by the Optionee to the Optionor hereunder in respect of the activities carried out on the Property by the Optionee, or related to the sale of product derived from the Property, will be published by the Optionor without the written consent of the Optionee, but such consent in respect of the reporting of factual data will not be unreasonably withheld, and will not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws.

PART 16

ARBITRATION

16.1             All questions or matters in dispute with respect to the accounting of moneys expended by the Optionee as provided herein, or with respect to the calculation of or amounts taken into account in the determination of the Royalty or the value of shares paid in §4.3 will be submitted to arbitration pursuant to the terms hereof.

16.2             It will be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration will have given not less than 30 days' prior written notice of its intention so to do to the other party together with particulars of the matter in dispute.

16.3              On the expiration of such 30 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in Part 17.

16.4             The party desiring arbitration will appoint one arbitrator, and will notify the other party of such appointment, and the other party will, within 30 days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, will, within 30 days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for.

16.5              If the other party will fail to appoint an arbitrator within seven days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the parties fail to agree on the appointment of the chairman, the chairman will be appointed under the provision of the Commercial Arbitration Act (British Columbia).

16.6              Except as specifically otherwise provided in this Part 17 the arbitration herein provided for will be conducted in accordance with such Act.

16.7             The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, will fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he will preside over the arbitration and determine all questions of procedure not provided for under such Act or this Part 17.

16.8             After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, will make an award and reduce the same to writing, and deliver one copy thereof to each of the parties.

16.9             The expense of the arbitration will be paid as specified in the award.

16.10            The parties may agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, will be final and binding upon each of them.

PART 17

DEFAULT AND TERMINATION

17.1              If at any time during the Option Period the Optionee fails to perform any obligation required to be performed hereunder, which failure or breach materially interferes with the implementation of this Agreement, the Optionor may terminate this Agreement but only if

(a)               it first gives to the Optionee a notice of default containing particulars of the obligation which the Optionee has not performed, or the warranty breached, and

(b)              the Optionee does not, within 30 days after delivery of such notice of default, cure such default if reasonably possible within said 30 days, or begun proceedings to cure such default by appropriate payment or performance if such default reasonably requires more than 30 days (the Optionee hereby agreeing that should it so begin to cure any default it will prosecute the same to completion without undue delay).

17.2              If the Optionee fails to comply with the provisions of §18.1 the Optionor may thereafter terminate this Agreement, and the provisions of Part 9 will then be applicable.

17.3             The Optionee may at any time terminate this Option by giving notice of termination to the Optionor and shall thereupon be relieved of any further obligations in connection herewith but shall remain liable for obligations which have accrued to the date of notice.

PART 18

AREA OF INTEREST

18.1             There shall exist an area of common interest within the area around the Property delineated on Schedule A. If either Party (or permitted assignee) beneficially acquires any interest in mineral claims within such area they shall, at the election of the other party (made by it within 10 days of written notice), be made part of the Property for all purposes including the Royalty (to the extent of .5% of Net Smelter Returns). That is, if acquired by the Optionee, such additional claims shall be transferred to the Optionor on termination hereof without additional cost and if acquired by the Optionor shall be optioned to the Optionee as if part of the Property (and without additional consideration being demanded from the Optionee).

PART 19

NOTICES

19.1             Each notice, demand or other communication required or permitted to be given under this Agreement will be in writing and will be sent by personal delivery, fax or prepaid registered mail to the addresses of the parties written on page 1.

19.2             The date of receipt of such notice, demand or other communication will be the date of delivery or fax thereof if delivered or faxed, or, if given by registered mail as aforesaid, will be deemed conclusively to be the third day after the same will have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt will be the date on which the notice, demand or other communication is actually received by the addressee.

19.3             Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

PART 20

GENERAL

20.1             This Agreement will supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

20.2              No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance of such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

20.3             The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

20.4             This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

20.5             This Agreement will be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

20.6             All sums of money referred to herein are expressed in Canadian currency.

20.7             The headings appearing in this Agreement are for general information and reference only and this Agreement will not be construed by reference to such headings.

20.8             In interpreting this Agreement and any schedules hereto attached, where the context so requires, the singular will include the plural, and the masculine will include the feminine, the neuter, and vice versa.

20.9             Nothing herein will constitute or be taken to constitute the Parties as partners or create any fiduciary relationship between them provided, however, that this qualification will not limit the express duty of each Party to act toward the other Party at all times in good faith with respect to all their obligations under this Agreement.

20.10            No modification, alteration or waiver of the terms herein contained will be binding unless the same is in writing, dated subsequently hereto, and fully executed by the Parties.

20.11            This Agreement may be executed in counterpart and by facsimile.

IN WITNESS WHEREOF the corporate seals of the Optionor and the Optionee have been hereunto affixed in the presence of their duly authorized officers in that behalf on the ______ day of
___________________________, 2004.

The Optionee

AMARC RESOURCES LTD.

Per:
Authorized Signatory

The Optionor

ISKUT NORTH SYNDICATE,
by its Directors

Per:
Don Barker

Per:
Adam Travis

Per:
Jeff Gold

     SCHEDULE A
Iskut North Syndicate Claims

Tenure Number	Claim Name	Owner Number	Map Number	Work Recorded To	Status	Mining Division	Area	Tag Number
392717	Wolverine 1	129188 100%	104J012	2004.04.13	Good Standing 2004.04.13	02 Atlin	20un	238845
392718	Wolverine 2	129188 100%	104J012	2004.04.13	Good Standing 2004.04.13	02 Atlin	20un	238846

* Note FMC 129188 = Sydney Wilson (a syndicate member) held on behalf of the Iskut North Syndicate.

SCHEDULE B

ESCROW AGREEMENT

THIS AGREEMENT is made the ______ day of November, 2002

AMONG:

AMARC RESOURCES LTD., a company duly incorporated pursuant to the laws of the Province of British Columbia and having its registered and business office situated at 1020 – 800 West Pender Street, Vancouver, British Columbia, V6C 2V6

(the "Optionee")

AND:

ISKUT NORTH SYNDICATE, a syndicate formed to explore for and acquire properties in northern British Columbia

(the "Optionor")

AND:

LML&S SERVICES INC., a British Columbia company with its registered office at 1500 Royal Centre, 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia, V6E 4N7

(the "Escrow Agent")

WHEREAS:

(A)                Pursuant to a Property Option Agreement of the same date between the Optionor and the Optionee (the "Option Agreement"), to which this agreement is attached as Schedule B, the Optionee can acquire a 100% interest in certain mineral claims comprising the Property, on the terms set forth in the Option Agreement; and

(B)               The Optionor and the Optionee have agreed that the duly executed recordable bills of sale respecting the mineral claim (the "Claims") comprising the Property (the "Escrow Documents") will be held in escrow;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants contained herein the Parties hereto mutually agree as follows:

1.               Terms of Escrow and Release

1.1              The Optionor will forthwith deliver to the Escrow Agent the Escrow Documents respecting each of the following Claims and such other Claims as may be added under the terms of the Option Agreement:

Tenure Number	Claim Name	Owner Number	Map Number	Work Recorded To	Status	Mining Division	Area	Tag Number
392717	Wolverine 1	129188 100%	104J012	2004.04.13	Good Standing 2004.04.13	02 Atlin	20un	238845
92718	Wolverine 2	129188 100%	104J012	2004.04.13	Good Standing 2004.04.13	02 Atlin	20un	238846

1.2              On receipt of notice from the Optionee that the Optionee has exercised its Option to acquire the Claims in accordance with the terms of the Option Agreement, the Optionee will provide written request to the Escrow Agent to release the Escrow Documents to the Optionee. Upon receipt of such notice, the Escrow Agent will deliver the Notice to the Optionor.

1.3              If after 10 days the Optionor has not objected to the notice in §1.2, the Escrow Agent will deliver the Escrow Documents to the Optionee.

1.4              If the Escrow Agent receives a notice from the Optionor that the Optionee has defaulted under the Option Agreement, the Escrow Agent shall deliver the notice to the Optionee.

1.5              If the Optionee does not dispute the default notice in §1.4, the Escrow Agent will deliver the Escrow Documents to the Optionor.

1.6              In the event of a dispute under §1.3 - §1.5, the Escrow Agent will retain the Escrow Documents until a settlement or judicial resolution of the dispute.

2.               Cancellation of Escrow Arrangement

2.1              If the Option Agreement is terminated in accordance with the terms of the Option Agreement, the Optionor and the Optionee will forthwith jointly advise the Escrow Agent, who will return the Escrow Documents to the Optionor.

3.               Escrow Agent

3.1              The Escrow Agent agrees to perform all of the duties hereinbefore set forth which are applicable to it unless prohibited by a Court of competent jurisdiction.

3.2              The Optionee will pay from time to time the reasonable fees and expenses of the Escrow Agent in connection with the performance of its duties hereunder and in connection with any proceedings in which it is involved as a result of agreeing to be a Party to this Agreement.

3.3              The Optionee and the Optionor will indemnify and save harmless the Escrow Agent of and from all other claims, demands, damage, loss and expense arising out of the performance of its duties hereunder.

4.               Escrow Agent

4.1              The Escrow Agent will have no responsibility in respect of the Escrow Documents except the duty to exercise such care in the safekeeping thereof as it would exercise if the Escrow Documents were the property of a client of the Escrow Agent.

4.2              The Escrow Agent will have no duties or obligations except those which are expressly set forth in this Agreement, and, except as expressly set out in this Agreement, it will not be bound by any notice of a claim or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement unless received by it in writing and signed by the other Parties and unless it has given its written consent thereto if its duties or obligations under this Agreement are affected.

4.3              The Escrow Agent will be protected in acting on any written notice, request, waiver, consent, receipt, election, declaration or any paper or document furnished to it and executed, whether or not under the seal, by any Party hereto not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained, which it in good faith believes to be genuine and the Escrow Agent will not be required to determine the authenticity of signatures or the power and authority of any signatory to execute documents or to verify the accuracy of any statement contained therein.

5.               Replacement of Escrow Agent

5.1              If the Escrow Agent wishes to be relieved from its duties and obligations under this Agreement it shall so notify the other Parties in writing, or in the event that the Optionee and the Optionor mutually agree to replace the Escrow Agent, they shall so notify the Escrow Agent of their intention and, in either case, the replacement of the Escrow Agent shall be made within a period of sixty (60) days following receipt of the notice, provided that the selection and appointment of the replacement for the Escrow Agent shall be the sole responsibility of the Optionee, subject to the consent of the Optionor, which consent shall not be unreasonably withheld, and subject to the agreement of the new Escrow Agent to be bound by the terms and conditions of this Agreement.

6.               New Escrow Agent

6.1              Any new Escrow Agent appointed hereunder shall execute an instrument accepting such appointment hereunder and deliver one counterpart thereof to the Optionee, one counterpart thereof to the Escrow Agent last in office, and one counterpart to the Optionor, and thereupon such new Escrow Agent without further act shall become vested in all rights, powers and obligations of its predecessor for execution of the mandate hereunder, with like effect as if originally named as Escrow Agent herein, and the predecessor Escrow Agent shall forthwith deliver the Escrow Documents and any other documents in its possession pursuant to this Agreement to the new Escrow Agent, for the purposes and uses of this Agreement.

7.               Escrow Agents Counsel

7.1              Each of the Parties confirms that it is aware that the Escrow Agent is a corporation that is controlled and directed by Lang Michener, Barristers and Solicitors, Counsel to the Optionee.

8.               Notice

8.1              Subject to section 8.2, any notice, direction or other instrument required or permitted to be given hereunder will be delivered or faxed in writing to the respective Parties at the addresses set out on the first page of this Agreement and notice to such addresses will be and will constitute full and complete notice and delivery to the respective Party.

8.2              Any Party hereto may change its address for service of notice by a notice in writing delivered to all of the other Parties in the manner provided in section 8.1.

9.               Enurement

9.1              This Agreement will enure to the benefit of and be binding upon the Parties hereto, their respective successors and assigns.

10.              Counterparts

10.1             This Agreement may be executed by any person who is to become a Party hereto by signing a counterpart hereof, each of which counterparts together will constitute a single instrument.

IN WITNESS WHEREOF the Parties have executed this Agreement on the day and year first above written.

The Optionee

AMARC RESOURCES LTD.

Per:
Authorized Signatory

The Optionor

ISKUT NORTH SYNDICATE,
by its Directors

Per:
Don Barker

Per:
Adam Travis

Per:
Jeff Gold

LML&S SERVICES INC.

Per:
Authorized Signatory

SCHEDULE C

NET SMELTER ROYALTY

1.               The holder of the working interest in the Property hereby grants the holder of this Royalty (the "Grantee"), a royalty (the "Royalty") on Net Smelter Returns ("Net Smelter Returns") equal to 2% for ore produced from the Original Property and 1% for ore produced from the Additional Property which royalty will be calculated, paid and otherwise regulated in accordance with the terms of this Royalty Deed.

2.               For the purposes hereof, Net Smelter Returns will be calculated by taking the gross revenues from the sale by the Owner of all ore mined from the Property and from the sale by the Owner of concentrate and metal derived from ore mined from the Property, allocated between the Original Property and the Additional Property on a reasonable basis and deducting therefrom

(a)               ll smelting and refining costs, sampling, assaying and treatment charges and penalties including but not limited to metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser (including price participating charges by smelters and by refiners),

(b)               costs of handling, transporting, securing and insuring such material from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other place of treatment, and in the case of gold or silver concentrates, security costs,

(c)               ad valorem taxes and taxes based upon sales or production, but not income taxes, and

(d)               marketing costs, including sales commissions, incurred in selling ore, concentrate and metal produced from the Property.

3.               For the purposes of determining Net Smelter Returns, all receipts and disbursements in a currency other than Canadian will be converted into Canadian currency on the day of receipt or disbursement, as the case may be.

4.               After the year in which commercial production is commenced on the Property, the Grantee will be provided annually on or before April 1 with a copy of the calculation of Net Smelter Returns and the Royalty, determined in accordance with this Royalty Deed, for the preceding calendar year, certified correct by the Owner.

5.               Payments on the Royalty for each calendar year will be made in Canadian dollars on or before April 1 after the end of the year in which Net Smelter Returns, as determined on the basis of final adjusted invoices, are received by the Owner.

6.               All Royalty Payments to be made to the Grantee by the Owner will be made to the Grantee at a bank specified by the Grantee in §7.

7.               Upon 30 days' prior written notice by the Owner to the Grantee, the Grantee will designate a "Payment Bank" for payment, such payments to continue at the Payment Bank notwithstanding any assignment or transfer of the Royalty.

8.               If the Payment Bank (or any successor bank) fails, liquidates or is succeeded by another bank, or for any reason fails or refuses to accept any payment, the Owner will not be held in default for failure to make such payment until 60 days after the Grantee has notified the Owner of the name of another bank which will act as the Grantee's agent to receive the payments.

9.               Nothing contained in this Royalty Deed or any Schedule hereto will be construed as conferring upon any person receiving a percentage of Net Smelter Returns any right to or beneficial interest in the Property, and the right to receive a percentage of Net Smelter Returns from the Owner as and when due is and will be deemed to be a contractual right only, and will not be deemed to constitute the Owner the partner, agent or legal representative of such person or to create any fiduciary relationship between them for any purpose whatsoever.

10.             The Owner may, but will not be under any duty to, engage in price protection (hedging) or speculative transactions such as futures contracts and commodity options in its sole discretion covering all or part of production from the Property and, except in the case where products are actually delivered and a sale is actually consummated under this price protection or speculative transactions, neither the profits or losses from such transactions will be taken into account in calculating Net Smelter Returns or any interest therein.

11.             The Owner will be entitled to make all operational decisions with respect to the methods and extent of mining and processing of ore, concentrate and metal produced from the Property (for example, without limitation, the decision to process by heap leaching rather than conventional milling).

12.             If the Property is brought into commercial production, it may be operated as a single operation with other mining properties owned by third parties or in which the Owner has an interest, in which event (notwithstanding separate ownership thereof) ores mined from the mining properties (including the Property) may be blended at the time of mining or at any time thereafter.

13.              If §2 applies, the respective mining properties will bear and have allocated to them their proportionate part of costs described in §2(a) to (d) incurred relating to the single operation, and there will be allocated to each of them the proportionate part of the revenues earned relating to such single operation, all as determined from records maintained in accordance with generally accepted accounting principles.

14.             In making any such allocation, effect will be given to the tonnages of ore and other material mined and beneficiated and the characteristics of such material including the metal content of ore removed from, and to any special charges relating particularly to ore, concentrates or other products or the treatment thereof derived from, any of such mining properties.

15.             The Owner will ensure that reasonable practices and procedures are adopted and employed for weighing, determining mineral content, sampling and assaying and determining recovery factors.

16.                Except for payments of the Royalty, all notices, designations, or other documents required or authorized by the terms of this Royalty Deed will be in writing and will be personally delivered or mailed in Canada by registered or certified mail, postage prepaid, return receipt requested, addressed to the address of the intended recipient given by notice pursuant to the Agreement to which this is a Schedule.